Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Terry D. Peterson
VP, Investor Relations and
Chief Accounting Officer

(651) 787-1068

NEWS RELEASE

October 22, 2009

DELUXE REPORTS THIRD QUARTER 2009 RESULTS

•	EPS of $0.56 exceeds previous outlook; adjusted EPS of $0.60 without restructuring and transaction-related costs

•	Increases cost reduction program to $325 million

•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported third quarter adjusted diluted earnings per share (EPS) of $0.60 compared to $0.65 in the prior year period. Adjusted EPS for both periods excludes the impact of restructuring-related costs, and for 2009, also excludes the impact of transaction-related costs associated with recent acquisitions. Adjusted EPS for 2008 also excludes asset impairment charges. Reported diluted EPS was $0.56 on net income of $28.6 million in 2009 and $0.27 on net income of $13.8 million in 2008. Operating results were slightly better than expected for the current period due primarily to cost reduction and containment initiatives.

“Although challenges in the economy persist and bank failures continue, we delivered another solid quarter meeting all our financial commitments,” said Lee Schram, CEO of Deluxe. “We made good progress integrating our recent acquisitions and advancing our transformation during the quarter and we took another hard look at our cost structure. As a result, we now have plans in place to achieve an additional $25 million of cost reductions over the balance of 2009 and 2010.”

Third Quarter Performance
Revenue for the quarter was $332.3 million compared to $362.7 million during the third quarter of 2008. Small Business Services revenue was $19.0 million lower than the comparable 2008 quarter driven primarily by continued economic softness. Financial Services revenue was down $4.9 million from the 2008 quarter and Direct Checks revenue decreased $6.5 million, both due to lower order volumes.

Gross margin was 63.3 percent of revenue compared to 58.6 percent in 2008. Restructuring-related costs were higher in 2008, reducing the 2008 gross margin by 3.6 percentage points. The benefit of our cost reduction initiatives was partly offset by increased performance-based compensation expense, materials cost and delivery rates.

Selling, general and administrative (SG&A) expense decreased $9.0 million in the quarter compared to 2008. Increased performance-based compensation expense was more than offset by benefits from cost reduction and containment initiatives. As a percent of revenue, SG&A increased to 46.4 percent from 45.0 percent in 2008.

Operating income was $54.5 million compared to $30.8 million in the third quarter of 2008. In addition to the factors previously discussed, restructuring and transaction-related costs and asset impairment charges of $3.4 million in 2009 were $28.2 million lower than in 2008. Operating income was 16.4 percent of revenue compared to 8.5 percent in the prior year.

Net income increased $14.8 million and diluted EPS increased $0.29, driven primarily by higher operating income partially offset by a higher effective tax rate in 2009. The 2008 effective tax rate was significantly lower than in 2009 due to the impact of the restructuring costs and asset impairment charges on the calculation and additional one-time benefits.

Third Quarter Performance by Business Segment
Small Business Services revenue was $193.9 million versus $212.9 million in 2008. The decline was due to soft economic conditions, primarily in the sales of checks and forms. These reductions were partially offset by revenue contributions from acquisitions. Operating income in 2009 increased to $23.2 million from $10.8 million in 2008. Restructuring and transaction-related costs and asset impairment charges were $18.2 million lower in 2009.

Financial Services revenue was $98.9 million compared to $103.8 million in 2008. The decline was primarily due to lower order volumes caused by check usage declines and turmoil in the financial services industry. The benefit of price increases implemented in the third quarter of 2009 and the fourth quarter of 2008 more than offset the impact of continued pricing pressure. Operating income in 2009 increased to $18.5 million from $7.1 million in 2008. Restructuring-related costs were $10.0 million lower in 2009.

Direct Checks revenue was $39.5 million compared to $46.0 million in 2008. Third quarter order volume was down due to the continued decline in check usage and a weak economy which is negatively impacting our ability to sell additional products and services. Operating income was $12.8 million, or 32.4 percent of revenue, compared to $12.9 million or 28.0% of revenue in 2008.

Year-to-Date Cash Flow Performance
Cash provided by operating activities for the first nine months of 2009 totaled $150.2 million, an increase of $5.0 million compared to last year. Higher contract acquisition and severance payments were more than offset by significantly lower performance-based compensation and income tax payments.

Business Outlook
The Company stated that for the fourth quarter of 2009, revenue is expected to be between $326 and $341 million, and diluted EPS is expected to be between $0.53 and $0.63. Adjusted diluted EPS is expected to be between $0.54 and $0.64, which excludes an estimated $0.01 of transaction-related costs. For the full year, revenue is expected to be between $1.330 and $1.345 billion, and diluted EPS is expected to be between $1.87 and $1.97. Adjusted diluted EPS is expected to be between $2.27 and $2.37 which excludes an estimated $0.40 related to asset impairment charges, restructuring and transaction-related costs and net gains on repurchases of long-term debt. The Company also stated that it expects operating cash flow to be between $190 million and $200 million in 2009 and capital expenditures to be approximately $45 million.

“We are hopeful that the recession’s negative impact on our business continues to stabilize as we head into the fourth quarter,” Schram stated. “We are managing our cost structure aggressively, which has allowed us to increase our EPS outlook for the year. Given the weak economic climate and current lack of directional clarity, we believe it is prudent to expect 2010 revenue to be down low to mid-single digits as compared to 2009, which is expected to produce adjusted diluted EPS ranging from a low single digit decline to low single digit growth. As part of these estimates, we expect to deliver strong double-digit revenue growth in our new business services offerings as we continue to advance our transformation. However, we believe it is important for us to monitor the marketplace over the next three months before providing a more specific outlook for 2010.”

Quarterly Dividend
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.25 per share on all outstanding shares of the Company. The dividend will be payable on December 7, 2009 to shareholders of record at the close of business on November 16, 2009. The Company had 51,204,096 shares outstanding as of October 20, 2009.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the financial results. All interested persons may listen to the call by dialing 1-866-713-8395 (access code 51403286). The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investors relations section. An audio replay of the call will be available through midnight on October 29th by calling 1-888-286-8010 (access code 15299747). The presentation will be archived on Deluxe’s Web site.

About Deluxe Corporation
Deluxe Corporation is a growth engine for small businesses and financial institutions. Through its industry-leading businesses and brands, the Company helps small businesses and financial institutions attract and retain customers. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. In addition to its personalized printed products, the Company offers a growing suite of business services, including logo design, payroll, web design and hosting, business networking and other web-based services to help small business grow. In the financial services industry, Deluxe sells check programs and fraud prevention, customer loyalty and retention programs to help banks build lasting relationships and grow core deposits. The Company also sells personalized checks, accessories, stored value gift cards and other services directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; further declines in the Company’s market capitalization which could trigger additional non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenues and gross margins; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2008.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended September 30, 2009 and 2008 and our outlook for 2009. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because the unusual items during 2009 and 2008 (asset impairment charges, restructuring and related costs, net gain on repurchases of debt, and transaction-related costs) impacted the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Outlook	Actual		Outlook
	Third Qtr.	-
	(provided on	Third Qtr.	Third Qtr.	Fourth Qtr.	Total Year
	July 23, 2009)	2009	2008	2009	2009
Adjusted EPS	$0.51 to $0.59	$0.60	$0.65	$0.54 to $0.64	$2.27 to $2.37
Asset impairment charges	—	—	(0.12)	—	(0.40)
Restructuring and related costs	(0.02)	(0.03)	(0.26)	—	(0.08)
Transaction-related costs	(0.03)	(0.01)	—	(0.01)	(0.03)
Net gain on repurchases of debt	—	—	—	—	0.11

Reported EPS	$0.46 to $0.54	$0.56	$0.27	$0.53 to $0.63	$1.87 to $1.97

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended September 30,
	2009		2008
Revenue	$332.3		$362.7
Restructuring charges	0.4	0.1%	12.6	3.5%
Other cost of goods sold	121.5	36.6%	137.5	37.9%

Gross profit	210.4	63.3%	212.6	58.6%
Selling, general and administrative expense	154.1	46.4%	163.1	45.0%
Restructuring and asset impairment charges	1.8	0.5%	18.7	5.2%

Operating income	54.5	16.4%	30.8	8.5%
Interest expense	(11.5)	(3.5%)	(12.7)	(3.5%)
Other income	0.2	0.1%	0.2	0.1%

Income before income taxes	43.2	13.0%	18.3	5.0%
Income tax provision	14.6	4.4%	4.2	1.2%

Income from continuing operations	28.6	8.6%	14.1	3.9%
Net loss from discontinued operations	—	—	(0.3)	(0.1%)

Net income	$28.6	8.6%	$13.8	3.8%

Weighted average dilutive shares outstanding	51.0		50.9
Diluted earnings (loss) per share: (1)
Continuing operations	$0.56		$0.27
Discontinued operations	—		(0.01)
Net income	0.56		0.27
Continuing operations:
Capital expenditures	$11.3		$6.7
Depreciation and amortization expense	16.2		15.9
Number of employees-end of period	6,383		7,422
Non-GAAP financial measure — EBITDA(2)	$70.9		$46.9
Non-GAAP financial measure — Adjusted	74.3		78.5
EBITDA(2)

(1) Earnings per share amounts for continuing operations, discontinued operations, and net income are calculated individually and may not sum due to rounding differences.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA unusual items (i.e., asset impairment charges, restructuring and related costs, and transaction-related costs), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisitions of New England Business Service, Inc. (NEBS) in June 2004 and Hostopia.com Inc. in August 2008. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs and the unusual items in 2009 and 2008 impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from income from continuing operations as follows:

	Quarter Ended Sept. 30,
	2009	2008
Adjusted EBITDA	$74.3	$78.5
Asset impairment charges	—	(9.7)
Restructuring and related costs	(2.9)	(21.9)
Transaction-related costs	(0.5)	—

EBITDA	70.9	46.9
Income tax provision	(14.6)	(4.2)
Interest expense	(11.5)	(12.7)
Depreciation and amortization expense	(16.2)	(15.9)

Income from continuing operations	$28.6	$14.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2009		2008
Revenue	$1,003.9		$1,103.8
Restructuring charges	2.7	0.3%	13.1	1.2%
Other cost of goods sold	375.4	37.4%	417.1	37.8%

Gross profit	625.8	62.3%	673.6	61.0%
Selling, general and administrative expense	464.1	46.2%	505.1	45.8%
Restructuring and asset impairment charges	26.9	2.7%	19.7	1.8%

Operating income	134.8	13.4%	148.8	13.5%
Gain on early extinguishment of debt	9.8	1.0%	—	—
Interest expense	(35.5)	(3.5%)	(37.8)	(3.4%)
Other income	0.7	0.1%	1.1	0.1%

Income before income taxes	109.8	10.9%	112.1	10.2%
Income tax provision	41.0	4.1%	36.8	3.3%

Income from continuing operations	68.8	6.9%	75.3	6.8%
Net loss from discontinued operations	—	—	(1.6)	(0.1%)

Net income	$68.8	6.9%	$73.7	6.7%

Weighted average dilutive shares outstanding	50.9		51.0
Diluted earnings (loss) per share:
Continuing operations	$1.34		$1.45
Discontinued operations	—		(0.03)
Net income	1.34		1.42
Continuing operations:
Capital expenditures	$35.0		$21.9
Depreciation and amortization expense	51.0		46.9
Number of employees-end of period	6,383		7,422
Non-GAAP financial measure — EBITDA(1)	$196.3		$196.8
Non-GAAP financial measure — Adjusted	219.6		229.9
EBITDA(1)

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA unusual items (i.e., asset impairment charges, restructuring and related costs, transaction-related costs, and gain on early extinguishment of debt), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisitions of New England Business Service, Inc. (NEBS) in June 2004 and Hostopia.com Inc. in August 2008. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs and the unusual items in 2009 and 2008 impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from income from continuing operations as follows:

	Nine Months
	Ended Sept. 30,
	2009	2008
Adjusted EBITDA	$219.6	$229.9
Asset impairment charges	(24.9)	(9.7)
Restructuring and related costs	(7.0)	(23.4)
Transaction-related costs	(1.2)	—
Gain on early extinguishment of debt	9.8	—

EBITDA	196.3	196.8
Income tax provision	(41.0)	(36.8)
Interest expense	(35.5)	(37.8)
Depreciation and amortization expense	(51.0)	(46.9)

Income from continuing operations	$68.8	$75.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,	September 30,
	2009	2008	2008
Cash and cash equivalents	$14.1	$15.6	$18.0
Other current assets	163.3	151.5	163.0
Property, plant & equipment-net	123.8	128.1	128.2
Intangibles-net	151.2	154.1	157.3
Goodwill	658.5	653.0	656.7
Other non-current assets	132.7	116.7	129.0

Total assets	$1,243.6	$1,219.0	$1,252.2

Short-term debt & current portion of long-term debt	$63.3	$79.4	$111.6
Other current liabilities	223.6	204.2	219.2
Long-term debt	744.0	773.9	773.8
Deferred income taxes	21.6	9.5	21.6
Other non-current liabilities	94.8	98.9	61.5
Shareholders’ equity	96.3	53.1	64.5

Total liabilities & shareholders’ equity	$1,243.6	$1,219.0	$1,252.2

Shares outstanding	51.2	51.1	51.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Cash provided (used by):
Operating activities:
Net income	$68.8	$73.7
Depreciation and amortization of intangibles	51.0	46.9
Asset impairment charges	24.9	9.7
Contract acquisition payments	(17.9)	(7.7)
Other	23.4	22.6

Total operating activities	150.2	145.2

Investing activities:
Purchases of capital assets	(35.0)	(21.9)
Payments for acquisitions	(30.8)	(104.8)
Net purchases of marketable securities	(3.7)	-
Other	(3.4)	4.2

Total investing activities	(72.9)	(122.5)

Financing activities:
Dividends	(38.5)	(38.6)
Share repurchases	(1.3)	(21.8)
Shares issued under employee plans	2.0	2.8
Net change in debt	(37.3)	41.2
Other	(4.6)	(9.5)

Total financing activities	(79.7)	(25.9)
Effect of exchange rate change on cash	1.4	(0.6)
Net cash (used) provided by discontinued operations	(0.5)	0.2
Net change in cash	(1.5)	(3.6)
Cash and cash equivalents: Beginning of period	15.6	21.6

Cash and cash equivalents: End of period	$14.1	$18.0

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2009	2008
Revenue:
Small Business Services	$193.9	$212.9
Financial Services	98.9	103.8
Direct Checks	39.5	46.0

Total	$332.3	$362.7

Operating income: (1)
Small Business Services	$23.2	$10.8
Financial Services	18.5	7.1
Direct Checks	12.8	12.9

Total	$54.5	$30.8

	Nine Months Ended September 30,
	2009	2008
Revenue:
Small Business Services	$579.1	$632.4
Financial Services	301.4	327.8
Direct Checks	123.4	143.6

Total	$1,003.9	$1,103.8

Operating income: (1)
Small Business Services	$37.2	$62.9
Financial Services	57.3	44.9
Direct Checks	40.3	41.0

Total	$134.8	$148.8

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(1) Operating income includes the following asset impairment charges, restructuring and related costs and transaction-related costs.

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Small Business Services	$1.8	$20.0	$31.3	$21.4
Financial Services	0.8	10.8	1.1	10.7
Direct Checks	0.8	0.8	0.7	1.0

Total	$3.4	$31.6	$33.1	$33.1

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and nine months ended September 30, 2009 and 2008. The Company’s management believes that operating income by segment, excluding the asset impairment charges, restructuring and related costs and transaction-related costs in each period, is a useful financial measure because the unusual items during 2009 and 2008 impacted the comparability of reported operating income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING ASSET IMPAIRMENT CHARGES, RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)

	Quarter Ended September 30,
	2009	2008
Adjusted operating income: (1)
Small Business Services	$25.0	$30.8
Financial Services	19.3	17.9
Direct Checks	13.6	13.7

Total	$57.9	$62.4

	Nine Months Ended September 30,
	2009	2008
Adjusted operating income: (1)
Small Business Services	$68.5	$84.3
Financial Services	58.4	55.6
Direct Checks	41.0	42.0

Total	$167.9	$181.9

(1) Operating income excluding asset impairment charges, restructuring and related costs, and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Adjusted operating income	$57.9	$62.4	$167.9	$181.9
Asset impairment charges, restructuring and transaction-related costs:
Small Business Services	(1.8)	(20.0)	(31.3)	(21.4)
Financial Services	(0.8)	(10.8)	(1.1)	(10.7)
Direct Checks	(0.8)	(0.8)	(0.7)	(1.0)

Total	(3.4)	(31.6)	(33.1)	(33.1)

Reported operating income	$54.5	$30.8	$134.8	$148.8

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